MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 15, 2006	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000 Paul Runice, Treasurer (952) 937-4003

MTS Reports Fiscal 2006 EPS of $2.04, up 13% on Strong Fourth Quarter

Eden Prairie, Minn., November 15, 2006 – MTS Systems Corporation (NASDAQ: MTSC) today reported fourth quarter net income of $11.6 million, or $0.62 per diluted share, an increase of 10 percent and 22 percent, respectively, compared to net income of $10.5 million, or $0.51 per diluted share, for fourth quarter fiscal 2005. Fourth quarter fiscal 2006 results included $0.9 million, or $0.05 per diluted share, of stock compensation expense.

Fiscal year 2006 net income was $39.3 million, or $2.04 per diluted share, an increase of 6 percent and 13 percent, respectively, compared to net income of $37.1 million, or $1.81 per diluted share, for fiscal 2005. The full year fiscal 2006 results included $3.2 million, or $0.17 per diluted share, of stock compensation expense.

“As projected, fourth quarter results were excellent,” said Sidney W. Emery, Jr., Chairman and CEO. “Orders exceeded $100 million; revenue of $106 million was at the high end of our expected range, and earnings per share surpassed expectations. Both segments had a strong quarter.

“While we finished the year with strong revenue and EPS growth,” Emery continued, “orders for the year were disappointing, reflecting the protracted sales cycle we continue to experience on large custom orders. As a result, our opening backlog for fiscal 2007 is lower than anticipated, and thus we are projecting modest 2007 revenue growth, to $400-$410 million. Our order opportunity pipeline is robust, and our revenue projection assumes orders will rebound in fiscal 2007. We expect EPS to increase to $2.10-$2.20 per diluted share, growing faster than revenue. Our earnings estimate includes continued incremental spending for R&D and global sales infrastructure to achieve long-term market share growth.”

Fourth Quarter Results

Fourth quarter orders totaled $100.8 million, a decrease of 8 percent compared to orders of $109.7 million for fourth quarter fiscal 2005, reflecting decreased custom orders in the Test segment, partially offset by increased volume in the Industrial segment. Backlog decreased 3 percent in the quarter, from $198 million to $192 million.

Revenue in the fourth quarter was $106.2 million, an increase of 17 percent compared to revenue of $90.5 million for fourth quarter fiscal 2005. This increase resulted from growth in both segments.

Gross profit for the fourth quarter was $45.3 million, an increase of 16 percent compared to $39.2 million for fourth quarter fiscal 2005. This increase was primarily due to higher volume in both segments, as well as $3.6 million in fiscal 2005 costs related to the noise and vibration business that the Company exited in fourth quarter fiscal 2005. Fourth quarter income from operations was $14.7 million, an increase of 60 percent compared to income from operations of $9.2 million for fourth quarter fiscal 2005. This increase was due to higher gross profit in both segments and $0.9 million of prior year costs associated with the exit of the noise and vibration business. These increases were partially offset by planned increases in operating expenses and $1.2 million of stock

MTS News Release

compensation expense. Fourth quarter net income was $11.6 million, or $0.62 per diluted share, an increase of 10 percent compared to fourth quarter fiscal 2005 net income of $10.5 million, or $0.51 per diluted share, driven by higher income from operations, $0.7 million favorable net interest, and a $0.8 million favorable net impact of foreign currency transaction gains. Income tax expense increased $4.5 million, primarily due to higher earnings and a reduction in tax benefits resulting from favorable resolution of previously accrued tax matters. Fourth quarter fiscal 2006 and 2005 results also included income from discontinued operations of $0.5 million and $2.0 million, respectively.

Full Year Results

Fiscal 2006 orders were $376.9 million, a decrease of 7 percent compared to $404.4 million for fiscal 2005, primarily due to a decrease in large Test segment custom orders in Europe and Asia and an $8.4 million reduction in volume associated with the noise and vibration business that the Company exited at the end of fiscal 2005. These reductions were partially offset by increased North American volume in the Test segment and continued growth in the Industrial segment. Backlog decreased 13 percent in the fiscal year, from $220 million to $192 million.

Fiscal 2006 revenue was $396.8 million, an increase of 6 percent compared to $374.4 million for fiscal 2005, reflecting market share growth in our core markets. Both the short-cycle and service business grew in the Test segment, in addition to continued growth in the Industrial segment. These increases were partially offset by a $7.7 million reduction in revenue related to the noise and vibration business and an estimated $9.6 million unfavorable impact of currency translation.

Gross profit for fiscal 2006 was $172.7 million, an increase of 6 percent compared to $163.6 million for fiscal 2005. This increase was primarily due to higher volume in both segments and $3.6 million in fiscal 2005 costs associated with the exit of the noise and vibration business, partially offset by $1.1 million of stock compensation expense and an estimated $2.3 million unfavorable impact of currency translation. Fiscal 2006 income from operations was $55.8 million, an increase of 5 percent compared to $53.0 million for fiscal 2005. This increase was due to higher gross profit in both segments, a $0.9 million gain on sale of assets of the noise and vibration business, and $0.9 million of prior year costs associated with the exit of the noise and vibration business, partially offset by planned increases in operating expenses and $4.4 million of stock compensation expense. Fiscal 2006 net income was $39.3 million, or $2.04 per diluted share, an increase of 6 percent compared to fiscal 2005 net income of $37.1 million, or $1.81 per diluted share, driven by higher income from operations, $1.7 million favorable net interest, and a $2.1 million favorable net impact of foreign currency transaction gains. Income tax expense increased $4.6 million, primarily due to higher earnings and a reduction in tax benefits resulting from favorable resolution of previously accrued tax matters. Fiscal 2006 and 2005 results both included income from discontinued operations of $0.5 million.

Cash, cash equivalents and short-term investments at the end of fourth quarter fiscal 2006 decreased to $122 million, compared to $160 million at year-end fiscal 2005. During fiscal 2006 the Company reduced total debt outstanding by $8.0 million and used $64.5 million in cash to purchase approximately 1.8 million shares of its common stock. The reduction in shares outstanding positively impacted the Company’s earnings per share by $0.12 for fiscal year 2006.

Segment Results

Test Segment:

Test segment orders were $83.2 million for fourth quarter fiscal 2006, a decrease of 12 percent compared to orders of $94.1 million for fourth quarter fiscal 2005, primarily due to a reduction in large custom orders. Backlog decreased 4 percent in the quarter, from $191 million to $184 million. Fourth quarter revenue was $89.5 million, an increase of 20 percent compared to $74.7 million for fourth quarter fiscal 2005. This increase reflects low volume in fiscal 2005 due to a supplier issue, partially offset by a $2.1 million reduction in revenue associated with the noise and vibration business. Fourth quarter gross profit was $36.3 million, an increase of 16 percent compared to $31.4 million for fourth quarter fiscal 2005, primarily due to higher volume and $3.6 million in fiscal 2005 costs associated with the noise and

MTS News Release

vibration business exit. Income from operations for fourth quarter fiscal 2006 was $11.4 million, an increase of 54 percent compared to income from operations of $7.4 million for fourth quarter fiscal 2005. This increase was due to higher gross profit and $0.9 million of prior year costs associated with the exit of the noise and vibration business, partially offset by $1.0 million of stock compensation expense.

Orders for fiscal 2006 were $310.7 million, a decrease of 9 percent compared to orders of $342.9 million for fiscal 2005, primarily due to a decrease in large custom orders in Europe and Asia and $8.4 million of prior year orders associated with the noise and vibration business. Orders in North America increased. Backlog decreased to $184 million from $214 million at the end of fiscal 2005. Fiscal 2006 revenue was $332.6 million, an increase of 6 percent compared to $313.5 million for fiscal 2005, primarily due to increased short-cycle and service business, which was partially offset by a $7.7 million reduction in revenue associated with the noise and vibration business as well as an estimated $7.8 million unfavorable impact of currency translation. Fiscal 2006 gross profit was $138.2 million, an increase of 3 percent compared to $134.0 million for fiscal 2005, due to higher volume and $3.6 million in fiscal 2005 costs associated with the exit of the noise and vibration business, partially offset by $1.1 million of stock compensation expense and an estimated $1.3 million unfavorable impact of currency translation. Income from operations for fiscal 2006 was $44.7 million, flat compared to fiscal 2005 income from operations. Higher gross profit, a $0.9 million fiscal 2006 gain on sale of assets of the noise and vibration business, and $0.9 million of prior year costs associated with the exit of the noise and vibration business were offset by planned increases in operating expenses, $3.8 million of stock compensation expense, and $0.4 million unfavorable impact of currency translation.

Industrial Segment:

Industrial segment orders were $17.6 million for fourth quarter fiscal 2006, an increase of 13 percent compared to orders of $15.6 million for fourth quarter fiscal 2005, due to continued growth in the Sensors business in Europe and Asia. Backlog increased 14 percent in the quarter, from $7 million to $8 million. Fourth quarter revenue was $16.7 million, an increase of 6 percent compared to revenue of $15.8 million for fourth quarter fiscal 2005, driven by increased volume in Europe and Asia. Fourth quarter gross profit was $9.0 million, an increase of 15 percent compared to $7.8 million for fourth quarter fiscal 2005, reflecting increased volume and improved capacity utilization. Income from operations for fourth quarter fiscal 2006 was $3.3 million, an increase of 83 percent compared to income from operations of $1.8 million for fourth quarter fiscal 2005, primarily due to increased gross profit, partially offset by $0.1 million of stock compensation expense.

Orders for fiscal 2006 were $66.2 million, an increase of 8 percent compared to orders of $61.5 million for fiscal 2005, primarily due to increased volume in the Sensors business in Europe and Asia. Backlog increased to $8 million at the end of fiscal 2006 from $6 million at the end of fiscal 2005. Fiscal 2006 revenue was $64.2 million, an increase of 5 percent compared to $60.9 million for fiscal 2005, primarily due to higher order volume in Europe and Asia, partially offset by an estimated $1.8 million unfavorable impact of currency translation. Fiscal 2006 gross profit was $34.5 million, an increase of 17 percent compared to $29.6 million for fiscal 2005, primarily due to increased volume and fiscal 2005 charges associated with obsolete inventory. This was partially offset by an estimated $1.0 million unfavorable impact of currency translation. Income from operations for fiscal 2006 was $11.1 million, an increase of 32 percent compared to income from operations of $8.4 million for fiscal 2005, primarily due to increased gross profit, offset by $0.4 million of stock compensation expense and an estimated $0.5 million unfavorable impact of currency translation.

Non-GAAP Financial Measures

Certain financial results before the impact of stock compensation expense are included in this release as Exhibit A, together with a reconciliation to financial results after the impact of such expenses. This reconciliation includes financial measures that do not reflect generally accepted accounting principles (GAAP). These non-GAAP financial measures are provided for additional information on the Company’s financial performance and provide better comparability to prior period financial results that did not include stock compensation expense. Investors should consider these non-GAAP financial measures in addition to, not as a substitute for or better than, financial measures prepared in accordance with GAAP.

MTS News Release

Fiscal Year 2006 Earnings Release and Conference Call

A conference call will be held on Thursday, November 16, at 10:00 a.m. EST (9:00 a.m. CST). Call +1-785-832-1508; and state the Conference ID “MTS” or Program Title “MTS Quarterly Conference Call.” Telephone re-play will be available through 11:59 p.m. EST, November 30, 2006. Call +1-402-220-2673.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through 11:59 p.m. EST, January 19, 2007.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,510 employees and revenue of $397 million for the fiscal year ended September 30, 2006. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Revenue:
Product	$92,008	$78,235	$343,867	$328,514
Service	14,179	12,249	52,918	45,863
Total revenue	106,187	90,484	396,785	374,377
Cost of sales:
Product	53,531	44,928	197,674	187,261
Service	7,308	6,329	26,446	23,534
Total cost of sales	60,839	51,257	224,120	210,795
Gross profit	45,348	39,227	172,665	163,582

Operating expenses:
Selling	17,038	18,328	65,117	65,254
General and administrative	8,875	7,692	34,175	30,417
Research and development	4,785	3,958	18,413	14,936
Total operating expenses	30,698	29,978	117,705	110,607

Gain on sale of assets	—	—	872	—

Income from operations	14,650	9,249	55,832	52,975

Interest expense	(421)	(489)	(1,716)	(2,128)
Interest income	1,397	776	3,595	2,348
Other income (expense), net	4	(1,101)	1,048	(1,381)

Income before income taxes and discontinued operations	15,630	8,435	58,759	51,814
Provision for income taxes	4,512	(25)	19,897	15,245
Income before discontinued operations	11,118	8,460	38,862	36,569

Discontinued operations:
Income (loss) from discontinued operations, net of tax	461	(1,052)	461	(2,589)
Net gain on disposal of discontinued businesses, net of tax	—	3,078	—	3,078
Income from discontinued operations, net of tax	461	2,026	461	489
Net income	$11,579	$10,486	$39,323	$37,058

Earnings per share:
Basic-
Income before discontinued operations	$0.62	$0.43	$2.08	$1.86
Discontinued operations:
Income (loss) from discontinued operations, net of tax	0.02	(0.05)	0.02	(0.13)
Net gain on disposal of discontinued businesses, net of tax	—	0.15	—	0.15
Income from discontinued operations, net of tax	0.02	0.10	0.02	0.02
Earnings per share	$0.64	$0.53	$2.10	$1.88
Weighted average number of common shares outstanding - basic	18,214	19,652	18,749	19,714

Diluted-
Income before discontinued operations	$0.60	$0.41	$2.02	$1.79
Discontinued operations:
Income (loss) from discontinued operations, net of tax	0.02	(0.05)	0.02	(0.13)
Net gain on disposal of discontinued businesses, net of tax	—	0.15	—	0.15
Income from discontinued operations, net of tax	0.02	0.10	0.02	0.02
Earnings per share	$0.62	$0.51	$2.04	$1.81
Weighted average number of common shares outstanding - diluted	18,584	20,449	19,229	20,509

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 30, 2006	October 1, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$97,962	$83,143
Short-term investments	23,575	76,650
Accounts receivable, net of allowances for doubtful accounts	72,997	64,363
Unbilled accounts receivable	27,132	25,093
Inventories	40,480	38,029
Prepaid expenses	3,180	2,600
Current deferred tax assets	5,134	6,415
Other current assets	1,065	2,351
Assets of discontinued operations	803	1,710
Total current assets	272,328	300,354

Property and Equipment:
Land	1,668	1,668
Buildings and improvements	42,072	40,906
Machinery and equipment	78,651	72,837
Accumulated depreciation	(78,777)	(72,458)
Total property and equipment, net	43,614	42,953

Goodwill	4,466	4,423
Other assets	2,102	2,291
Non-current deferred tax assets	1,613	1,711
Total Assets	$324,123	$351,732

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Notes payable	$222	$1,582
Current maturities of long-term debt	6,683	6,708
Accounts payable	17,090	16,142
Accrued payroll-related costs	29,273	31,059
Advance payments from customers	51,356	49,901
Accrued warranty costs	5,894	5,333
Accrued income taxes	512	3,643
Current deferred income taxes	4,643	3,767
Other accrued liabilities	5,125	15,026
Liabilities of discontinued operations	—	890
Total current liabilities	130,798	134,051

Deferred income taxes	2,487	2,310
Long-term debt, less current maturities	8,990	15,673
Other long-term liabilities	12,527	11,266
Total Liabilities	154,802	163,300

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized: 18,216 and 19,664 shares issued and outstanding	4,554	4,916
Retained earnings	152,657	173,487
Accumulated other comprehensive income	12,110	10,029
Total shareholders’ investment	169,321	188,432
Total Liabilities and Shareholders’ Investment	$324,123	$351,732

MTS News Release

EXHIBIT A

MTS SYSTEMS CORPORATION

Stock Compensation Expense Information and Reconciliation

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Revenue	$106,187	$90,484	$396,785	$374,377

Gross profit:
Before stock compensation expense	$45,666	$39,227	$173,797	$163,582
Stock compensation expense	318	—	1,132	—
Gross profit	$45,348	$39,227	$172,665	$163,582

Operating expenses:

Selling expense before stock compensation expense	$16,756	$18,328	$64,045	$65,254
Stock compensation expense	282	—	1,072	—
Selling expense	$17,038	$18,328	$65,117	$65,254

General and administrative expense before stock compensation expense	$8,287	$7,630	$32,041	$30,239
Stock compensation expense	588	62	2,134	178
General and administrative expense	$8,875	$7,692	$34,175	$30,417

Research and development expense before stock compensation expense	$4,763	$3,958	$18,336	$14,936
Stock compensation expense	22	—	77	—
Research and development expense	$4,785	$3,958	$18,413	$14,936

Total operating expenses before stock compensation expense	$29,806	$29,916	$114,422	$110,429
Stock compensation expense	892	62	3,283	178
Total operating expenses	$30,698	$29,978	$117,705	$110,607

Income from operations:
Before stock compensation expense	$15,860	$9,311	$60,247	$53,153
Stock compensation expense	1,210	62	4,415	178
Income from operations	$14,650	$9,249	$55,832	$52,975

Net income:
Before stock compensation expense	$12,486	$10,525	$42,563	$37,169
Stock compensation expense	907	39	3,240	111
Net income	$11,579	$10,486	$39,323	$37,058

Earnings per share - diluted:
Before stock compensation expense	$0.67	$0.51	$2.21	$1.81
Stock compensation expense	0.05	0.00	0.17	0.00
Earnings per share - diluted	$0.62	$0.51	$2.04	$1.81